September 16, 2024



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Microsoft Corporation - Power of Attorney

To whom it may concern:

I revoke my prior Microsoft Corporation - Power of Attorney.
This will confirm that, effective as of the date above, I have granted each of the individuals listed below the authority to, on my behalf, execute and file the Statement of Changes in Beneficial Ownership of Securities (Form 4) and the Annual Statement of Changes in Beneficial Ownership (Form 5), in connection with transactions in Microsoft Corporation securities, as my Attorney-In-Fact. Such power of attorney shall remain in full force and effect until either (i) I am no longer subject to the reporting requirements under Section 16 of the Securities Act of 1933, as amended or (ii) I have provided you with written notice withdrawing this authority.

The individuals who are authorized to act as my Attorney-In-Fact under this Power of Attorney are as follows:

Julia Stark
Benjamin O. Orndorff
Michael Pressman
Keith R. Dolliver
Christyne Mayberry

This Power of Attorney is effective immediately upon filing with the Securities Exchange Commission and for purposes of my future Form 4 and Form 5 filings relating to Microsoft securities and transactions. Sincerely,

/s/ Bradford L. Smith
Bradford L. Smith